  Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES THIRD QUARTER EARNINGS AND DIVIDEND INCREASE

CONTACT:	Neil Hayslett, EVP/Chief Administrative Officer	540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—October 20, 2017 —F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the quarter ending September 30, 2017.

Selected highlights for the quarter include:

●
Net income of $2.55;

●
Net interest margin of 4.48%;

●
Net interest income increased $413,000;

●
Return on Average Assets of 1.34%;

Dean Withers, President and CEO, commented “We are pleased to announce third quarter earnings of $2.55 million, which is in line with the same period last year. Growth in loans held for investment totaled $16.6 million for the third quarter of 2017 and $41.9 million compared to the same period last year. Our net interest margin at 4.48% continues to be driven by our strong loan to asset ratio. Non-performing assets are relatively stable versus second quarter and have decreased $560,000 versus the same period in 2016.”

Withers stated, “On October 19, 2017 our Board of Directors declared a third quarter dividend of $.24 per share to common shareholders. This is an increase of $.01 over the prior quarter and $.02 over the same period last year. Based on our most recent trade price of $30.45 per share this constitutes a 3.15% yield on an annualized basis. The dividend will be paid on November 16, 2017, to shareholders of record as of November 2, 2017.” Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s thirteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, VBS Mortgage and VS Title, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F&M Bank Corp.
Key Statistics

	2017				2016
	Q3	Q2	Q1	YTD	Q3	Q2	Q1	YTD
Net Income (000's)	2,550	2,328	2,345	7,223	2,601	2,358	2,090	7,049
Net Income available to Common	2,447	2,223	2,241	6,911	2,474	2,231	1,962	6,667
Earnings per common share	0.75	0.68	0.68	2.11	0.75	0.68	0.60	2.03

Return on Average Assets	1.34%	1.28%	1.29%	1.30%	1.43%	1.35%	1.27%	1.35%
Return on Average Equity	11.28%	10.48%	10.84%	10.83%	11.99%	11.08%	10.07%	11.03%
Dividend Payout Ratio	31.91%	34.07%	32.12%	32.67%	29.22%	29.46%	31.81%	30.07%

Net Interest Margin	4.48%	4.51%	4.39%	4.47%	4.23%	4.37%	4.39%	4.33%
Yield on Average Earning Assets	5.08%	5.08%	4.93%	5.05%	4.80%	4.90%	4.91%	4.87%
Cost of Average Interest Bearing Liabilities	0.85%	0.78%	0.77%	0.82%	0.79%	0.75%	0.74%	0.76%
Net Interest Spread	4.23%	4.30%	4.16%	4.23%	4.01%	4.15%	4.17%	4.11%

Provision for Loan Losses (000's)		$-	$-	$-	$-	$-	$-	$-
Net Charge-offs	$274	$100	$227	$601	$497	$671	$42	$1,210
Net Charge-offs as a % of Loans	0.18%	0.07%	0.15%	0.13%	0.34%	0.47%	0.03%	0.28%
Non-Performing Loans (000's)	$ 5,662	$5,677	$5,091	$5,662	$6,196	$5,545	$6,709	$6,196
Non-Performing Loans to Total Assets	0.74%	0.76%	0.71%	0.74%	0.83%	0.76%	0.98%	0.83%
Non-Performing Assets (000's)	$7,810	$7,685	$7,184	$7,810	$8,370	$8,331	$9,486	$8,370
Non-Performing Assets to Assets	1.02%	1.03%	1.00%	1.02%	1.12%	1.14%	1.38%	1.12%

Efficiency Ratio (NOTE: reflects change in subsidiary presentation)	62.12%	63.67%	63.27%	63.01%	60.70%	59.64%	63.59%	61.26%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

F & M Bank Corp.
Financial Highlights

	For Nine Months Ended September 30,
INCOME STATEMENT	Unaudited 2017	Unaudited 2016
Interest and Dividend Income	$24,954,457	$23,792,877
Interest Expense	2,861,460	2,645,378
Net Interest Income	22,092,997	21,147,499
Non-Interest Income	5,939,934	4,115,586
Provision for Loan Losses	-	-
Other Non-Interest Expenses	18,125,666	15,872,275
Income Before Income Taxes	9,907,265	9,390,810
Provision for Income Taxes	2,632,971	2,187,368
Less Minority Interest income	51,643	154,200
Net Income	$7,222,651	$7,049,242
Dividend on preferred stock	312,009	382,500
Net Income available to common shareholders	$6,910,642	$6,666,742
Average Common Shares Outstanding	3,271,863	3,286,165
Net Income Per Common Share	2.11	2.03
Dividends Declared	.69	.61

BALANCE SHEET	Unaudited September 30, 2017	Unaudited September 30, 2016
Cash and Due from Banks	$8,800,422	$7,718,975
Interest Bearing Bank Deposits	945,395	285,630
Federal Funds Sold	-	4,151,000
Loans Held for Sale	58,177,450	83,164,093
Loans Held for Investment	619,959,738	578,088,508
Less Allowance for Loan Losses	(6,941,982)	(7,570,826)
Net Loans Held for Investment	613,017,756	570,517,682
Securities	36,407,258	38,705,043
Other Assets	46,336,325	40,749,655
Total Assets	$763,684,606	$745,292,078

Deposits	$562,379,965	$527,823,741
Short Term Debt	42,128,000	51,228,742
Long Term Debt	50,840,363	65,089,286
Other Liabilities	17,180,327	13,624,827
Total Liabilities	672,528,655	657,766,596
Preferred Stock	7,528,873	9,425,123
Common Equity	83,627,078	78,100,359
Stockholders’ Equity	91,155,951	87,525,482
Total Liabilities and Stockholders’ Equity	$763,684,606	$745,292,078
Book Value Per Common Share	$25.58	$23.77
Tangible Book Value Per Common Share	$25.42	$23.56

SOURCE:
F & M Bank Corp.
CONTACT:
Neil Hayslett, EVP/Chief Administrative Officer

540-896-8941 or NHayslett@FMBankVA.com